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                      Securities and Exchange Commission
                              Washington, D.C.

                                  FORM 8-K


                               CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported):  March 1, 1994



                              AMREP CORPORATION
               --------------------------------------------------
               (Exact name of registrant as specified in charter)


            Oklahoma                      1-4702              59-0936128
  ----------------------------      -----------------     -------------------

  (State or other jurisdiction      (Commission  File       (IRS Employer
        of incorporation)                 Number)         Identification No.)


      10 Columbus Circle, New York, New York                  10019
     ----------------------------------------               ----------
     (Address of principal executive offices)               (Zip Code)


      Registrant's telephone number, including area code (212) 541-7300
                                                         --------------

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                              AMREP CORPORATION


                                  Form 8-K


                               Current Report




ITEM 1. CHANGES IN CONTROL OF REGISTRANT

        Reference is made to the information set forth under Item 5 of this Report.


ITEM 5.  OTHER EVENTS

         On August 4, 1993, pursuant to an agreement with Nick G. Karabots and two corporations owned by him, the Registrant acquired for its Kable News Company subsidiary various present and future rights to distribute magazines, and in payment issued a total of 575,593 shares of the Registrant's common stock. Such shares are beneficially owned by Mr. Karabots. As part of its agreement with Mr. Karabots, the Registrant (i) proposed him for election, and he was elected, to the Board of Directors at Registrant's Annual Meeting of Shareholders held September 23, 1993, and (ii) agreed, subject to certain exceptions, that so long as he owns at least one-half of the common stock issued in the transaction the Registrant will propose him for election at each meeting of shareholders for the election of directors until July 2003, unless he is already in a Class of the Board whose term continues beyond such meeting.


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         Mr. Karabots has reported that he acquired in the open market the beneficial ownership of an additional 13,000 shares of Registrant's common stock in December 1993; that on March 1, 1994, he purchased from Peter B. Bedford an additional 1,196,320 shares; and that he now owns beneficially 1,784,913 shares, approximately 24.5% of the outstanding shares. Mr. Karabots also has reported that (i) the shares acquired in December were purchased by a corporation of which he is the controlling shareholder and that such corporation used its general corporate funds to make the purchases and (ii) he used a combination of personal funds and funds borrowed from entities which he controls to acquire the shares from Mr. Bedford.



                                 SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       AMREP Corporation



Date: March 8, 1994                    By  /s/ Rudolph J. Skalka
                                          -----------------------
                                               Vice President


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